Exhibit (a)(1)

NorthStar Real Estate Capital Income Master Fund
NorthStar Real Estate Capital Income Fund
NorthStar Real Estate Capital Income Fund-T
NorthStar Real Estate Capital Income Fund-ADV
NorthStar Real Estate Capital Income Fund-C
NorthStar Real Estate Capital Income Fund-T2
NorthStar/Townsend Institutional Real Estate Fund Inc.
CNI RECF Advisors, LLC
CNI TCEF Advisors, LLC

JOINT CODE OF ETHICS

Background

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics. Additionally, Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires each investment adviser to a registered investment company (“RIC”) to adopt and implement a written code of ethics. An investment adviser’s code of ethics must contain provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all supervised persons and acknowledgement of reciprocity by supervised persons.

Definitions

The following defined terms are used throughout this Manual, while other terms are defined within specific policies and procedures:

1.
“Access Persons” – Any Colony Capital Supervised Person who (1) has access to Non- Public Information regarding any Clients’ purchase or sale of Securities, or Non-Public Information regarding the portfolio holdings of any Reportable Fund, or (2) who is involved in making Securities recommendations to Clients, or who has access to such recommendations that are non-public.

2.	“Advisers Act” – Investment Advisers Act of 1940, as amended from time to time.

3.
“Automatic Investment Plan” – A program that allows an individual to have a set amount electronically transferred from one account to another at a specified frequency. Examples include stock and mutual fund reinvestment programs, defined contribution plans, mutual fund contribution programs, and automatic withdrawal plans.

4.
“Beneficial Ownership” – As set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Exchange Act, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a Security. This may also include Securities held by members of a Colony Capital Supervised Person’s Immediate Family sharing the same household; provided however, this presumption may be rebutted. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Securities to which the report relates.

5.	“CAO” – Neale W. Redington, Chief Accounting Officer of Colony NorthStar, Inc.

6.
“CCO” – Leon Schwartzman, Chief Compliance Officer of Colony Capital Investment Advisors, LLC. References in the Manual to the CCO shall be deemed to include any designee appointed by and under the direction of the CCO.

7.	“CFO” – Darren J. Tangen, Executive Director and Chief Financial Officer of Colony NorthStar, Inc.

8.	“Client Restricted List” – A list of issuers as set forth in the Relationship with Colony Capital Investment Activities policy.

9.	“Clients” – Colony Capital private funds, RICs, and NTRs.

10.	“CLNC” – Colony NorthStar Credit Real Estate, Inc., a New York Stock Exchange listed real estate investment trust.

11.	“CLNS” – Colony NorthStar, Inc., a New York Stock Exchange listed real estate investment trust.

12.	“CLO” – Ronald M. Sanders, Executive Director and Chief Legal Officer of Colony NorthStar, Inc.

13.
“Colony Capital” – Colony Capital Investment Advisors, LLC, a registered investment adviser, together with the following affiliates of Colony Capital Investment Advisors, LLC: Colony NorthStar Advisors, LLC; Colony Realty Partners, LLC; ColInvest Italy Srl; CDCF IV Investment Advisor, LLC; Colony Industrial Investment Advisor, LLC; CLNC Manager, LLC; CNI NRE Advisors, LLC; CNI NSI Advisors, LLC; CNI NSHC Advisors, LLC; CNI NS/RXR Advisors, LLC; Colony NorthStar-N Luxembourg S.à r.l.; Colony NorthStar Luxembourg S.a r.l.; Colony NorthStar UK, Ltd.; CNI RECF Advisors, LLC; CNI TCEF Advisors, LLC; CNI FCVP Advisors, LLC and Colony NorthStar SAS.

14.	“Colony Capital Supervised Person” – Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Colony Capital, or other person who provides investment advice on behalf of Colony Capital and is subject to the supervision and control of Colony Capital.

15.	“COO” – Mark M. Hedstrom, Executive Director and Chief Operating Officer of Colony NorthStar, Inc.

16.	“Exchange Act” – Securities Exchange Act of 1933, as amended from time to time.

17.
“Federal Securities Laws” – Means the Securities Act, Exchange Act, Sarbanes-Oxley Act of 2002, as amended from time to time, 1940 Act, Advisers Act, Title V of the Gramm-Leach- Bliley Act, as amended from time to time, Dodd-Frank Act of 2010, as amended from time to time, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act, as amended from time to time, as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

18.	“FINRA” – The Financial Industry Regulatory Authority.

19.	“Front-Running” – A practice generally understood to be investment advisory personnel personally trading ahead of Client accounts.

20.
“Immediate Family” – Include children, step-children, grand-children, parents, step- parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children- in-law, as well as adoptive relationships that meet these criteria.

21.	“Investors” – Limited partners, non-managing members and/or shareholders in the Clients.

22.
“IPO” – Any public offering of securities under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

23.
“Limited Offering” – A private offering of Securities that are not required to be registered under the Securities Act because the offering meets an exemption pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

24.	“Manual” – This Code of Conduct and Regulatory Compliance Manual.

25.	“NRE” – NorthStar Realty Europe Corp., a New York Stock Exchange listed real estate investment trust.

26.	“NTR” – Non-traded REITs managed and/or advised by Colony NorthStar, Inc.

27.	“PPM” – A Private Placement Memorandum.

28.	“Prospects” – Prospective investors with whom Colony Capital is discussing a possible investment in a Client.

29.	“Reportable Fund” – Any registered fund for which Colony Capital serves as the investment adviser as defined in Section 2(a)(20) of the 1940 Act, or any registered fund whose investment adviser or principal underwriter controls Colony Capital, is controlled by Colony Capital, or is under common control with Colony Capital. For purposes of the preceding sentence, “control” means the power to exercise a controlling influence over the management or policies of a company and is presumed to exist if a person beneficially owns directly or indirectly more than 25% of a company’s outstanding voting Securities.

30.
“Reportable Security” – Any Security (as defined below), with five (5) exceptions: (1) transactions and holdings in direct obligations of the Government of the United States; (2) money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; (3) shares of money market funds; (4) transactions and holdings in shares of other types of mutual funds, unless Colony Capital or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (5) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

31.	“RIC CCO” – Sandra M. Forman, the Chief Compliance Officer for any investment companies, managed by Colony Capital affiliated entities that are registered under the 1940 Act.

32.	“RIC Client” – A RIC which is a Client of Colony Capital or an affiliate either in an advisory or sub-advisory capacity.

33.	“Schwab CT” – Schwab Compliance Technologies, Colony’s web-based compliance software system.

34.	“SEC” – The U.S. Securities and Exchange Commission.

35.	“Securities Act” – Securities Act of 1933, as amended from time to time.

36.
“Security” – Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing; all forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; foreign unit trusts and foreign mutual funds; all derivative instruments; or all shares in all exchange-traded funds.

37.
“Service Provider” – A person or entity that receives, stores, maintains, processes, or otherwise is permitted access to Protected Information through its provision of services directly to Colony Capital.

38.	“Subscription Documents” – The subscription agreement, limited partnership agreement, Form W-9 and other documents required to be completed by each Investor to invest in a Client.

39.
“Supervised Person Restricted List” – A confidential list of issuers that Colony Capital Supervised Persons may access via the Colony Capital portal or Schwab CT and as set forth in the Personal Security Transaction Policy.

This Joint Code of Ethics is predicated on the principle that Colony Capital owes a fiduciary duty to its Clients and Investors. Accordingly, Colony Capital Supervised Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of its Clients and Investors. At all times, Colony Capital and all Colony Capital Supervised Persons will:

•
Place Client and Investor interests ahead of Colony Capital’s – As a fiduciary, Colony Capital will serve in its Clients’ and Investors’ best interests. In other words, Colony Capital Supervised Persons may not benefit personally at the expense of Clients or Investors. This concept is particularly relevant when Colony Capital Supervised Persons are making personal investments in Securities that are part of the universe of Securities being considered by a Portfolio Manager for inclusion, or have already been placed, into the Client’s portfolio.

•
Engage in personal investing that is in full compliance with Colony Capital’s Code of Ethics – All Colony Capital Supervised Persons must review and abide by Colony Capital’s Personal Securities Transaction policies and Insider Trading policy.

•
Avoid taking advantage of a Colony Capital position – All Colony Capital Supervised Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Colony Capital, unless in compliance with the gift policy below.

•
Maintain full compliance with the Federal Securities Laws – All Colony Capital Supervised Persons must abide by all applicable federal securities laws, including the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.

Any questions with respect to Colony Capital’s Joint Code of Ethics should be directed to the CCO or designee. As discussed in greater detail below, Colony Capital Supervised Persons must promptly report any violations of the Joint Code of Ethics to the CCO or designee. All reported Code of Ethics violations will be treated as though made on an anonymous basis.

Guiding Principles & Standards of Conduct

All Colony Capital Supervised Persons will act with competence, dignity, integrity, and in an ethical manner when dealing with Clients, Investors, the public, Prospects, third-party Service Providers and each other. The following set of principles frame the professional and ethical conduct that Colony Capital expects from Colony Capital Supervised Persons:

•	Act with integrity, competence, diligence, respect, and in an ethical manner;

•	Place the interests of Clients, Investors, and Colony Capital above one’s own personal interests;

•	Adhere to the standard that Colony Capital Supervised Persons should not take inappropriate advantage of their position;

•	Avoid any actual or potential conflict of interest;

•	Conduct all personal Securities transactions in a manner consistent with this policy;

•
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities; and

•	Comply with applicable provisions of the Federal Securities Laws.

Use of Colony Capital or Client Funds or Property

No Colony Capital Supervised Person shall appropriate, or permit any other Colony Capital Supervised Person to appropriate for his or her personal use, any funds or property belonging to Colony Capital or to Clients. Misappropriation of funds or property is theft and, in addition to subjecting a Colony Capital Supervised Person to possible criminal and civil penalties, will result in disciplinary action.

No payment by or on behalf of Colony Capital shall be approved or made if any part of the payment is to be used for any purpose other than that described in the documents supporting the payment. Records shall be maintained that in reasonable detail accurately and fairly reflect the transactions they describe and the disposition of any funds or property of Colony Capital. Any questions regarding the propriety of any use of Colony Capital funds or property should be directed to the CCO, CFO or CAO.

The identity of each Client and all other protected information are firm property, and Clients may not be solicited by Colony Capital Supervised Persons for any services other than those offered by Colony Capital.

Confidentiality

Colony Capital generates, maintains and possesses information that it views as proprietary, and it must be held strictly confidential by Colony Capital Supervised Persons. This information includes, but is not limited to: PPMs; limited partnership and limited liability company agreements; agreements governing managed accounts; Investor lists and information about Colony Capital’s Investors generally; investment positions; research analyses and trading strategies; investment performance; internal communications; legal advice; and computer access codes. Colony Capital Supervised Persons may not use proprietary information for their own benefit or for the benefit of any person other than Colony Capital. In addition, Colony Capital Supervised Persons may not disclose proprietary information to anyone outside Colony Capital, except in connection with the business of Colony Capital and in a manner consistent with Colony Capital’s interests or as required by applicable law, regulation or legal process after notice to the CCO provided, however, that nothing herein shall be interpreted to prohibit personnel from reporting possible violations of federal or state law or regulation to or otherwise responding to or cooperating with an investigation by, or communicating with, any governmental agency or entity, including the SEC, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Failure to maintain the confidentiality of this information may have serious detrimental consequences for Colony Capital, its Clients and the Colony Capital Supervised Person who breached the confidence.

In order to safeguard Colony Capital’s confidential information, Colony Capital Supervised Persons are expected to abide by the following:

•	Never remove any confidential information from Colony Capital’s premises, unless absolutely necessary for business purposes (and, if so, the information must be kept in the possession of the Colony Capital Supervised Person or in a secure place at all times and returned promptly to Colony Capital’s premises);

•
Exercise caution in displaying documents or discussing confidential information in public places such as in elevators, restaurants, or on public transportation, or in the presence of outside vendors or others not employed by Colony Capital;

•	Exercise caution when using e-mail, cellular telephones, facsimile machines or messenger services;

•	Never leave documents containing confidential information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved;

•	Never disclose computer or voicemail passwords or website access codes to anyone else at Colony Capital or outside Colony Capital; and

•	Never share confidential information with anyone at Colony Capital except on a need-to-know basis.

Colony Capital’s restrictions on the use of confidential information continue in effect after termination of a Colony Capital Supervised Person’s employment with Colony Capital, unless specific written permission is obtained from the CCO. Any questions regarding Colony Capital’s policies and procedures on the use of confidential information should be brought to the CCO.

Distribution of the Code and Acknowledgement of Receipt

Colony Capital will distribute the Manual, which contains the Joint Code of Ethics among other policies and procedures, to each Colony Capital Supervised Person upon the commencement of employment, annually, upon any material change to the Code and upon any material change to any other portion of the Manual. All Supervised Persons must acknowledge that they have received, read, understood and agree to comply with Colony Capital’s policies and procedures described in the Manual, including this Code. In addition, Supervised Persons will be required to fill out the Compliance Questionnaire annually. The Manual may also be accessed at any time through Schwab CT or Colony Capital’s intranet.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Colony Capital, Colony Capital Supervised Persons and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Colony Capital, its Supervised Persons and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action and even criminal penalties.

Colony Capital’s policies and procedures have been reasonably designed to identify and properly disclose, mitigate and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Colony Capital and/or its Supervised Persons on one hand and Clients and/or Investors on the other hand will generally be appropriately disclosed and/or resolved in a way that the interests of Colony Capital and its Supervised Persons are not placed ahead of Clients’ or Investors’ interests. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should bring the issue to the CCO’s or designee’s attention.

In some instances, the interests of one or more Clients, Investors or groups of Clients or Investors may come into conflict. Responding appropriately to these types of conflicts can be challenging and may require disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Colony Capital Supervised Persons should notify the CCO or designee if it appears that any such actual or apparent conflict of interest has not been appropriately addressed.

Disclosure

Colony Capital shall describe its Joint Code of Ethics to Investors in Part 2A, Item 11 of Form ADV and, upon request, will furnish current or prospective Clients or certain Investors with a copy of the Code of Ethics. All such requests for Colony Capital’s Code of Ethics shall be directed to the CCO or designee.

Responsibility

The CCO will be responsible for administering the Joint Code of Ethics. All questions regarding the policy should be directed to the CCO.

Personal Security Transaction Policy
Colony Capital Supervised Persons may not purchase or sell any Reportable Security in which such person has or would have a Beneficial Ownership unless the transaction occurs in an exempted Security or such person has complied with the policy set forth below.

Colony Capital’s Personal Security Transaction Policy extend to all Colony Capital Supervised Persons, which includes all “access persons” as that term is defined in the Advisers Act and the rules thereunder; however, application of this policy to any particular person shall not be deemed an admission by Colony Capital that such person is an Access Person under the Advisers Act. Colony Capital reserves the right to grant exceptions to this policy to persons who are not “access persons” when appropriate and if consistent with the Advisers Act and the rules thereunder.

Review Procedures for Reportable Securities

All Colony Capital Supervised Persons must provide the CCO or designee for review duplicate copies of all trade confirmations for all Reportable Securities transactions and monthly statements for all personal Securities accounts in which such person is a Beneficial Owner, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Colony Capital Supervised Persons exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. In order to help ensure that duplicate trade confirmations and monthly statements are received for all accounts pertaining to a particular Colony Capital Supervised Person, such person must provide electronic feeds (via Schwab CT) or paper statements, if an electronic feed is not available, to the CCO or designee. Colony Capital reserves the right to disapprove any transaction that may have the appearance of improper conduct and may require the Colony Capital Supervised Person to reverse the transaction and disgorge any profits.

Supervised Person Restricted List

The CCO maintains a confidential Supervised Person Restricted List relating to personal trading by Colony Capital Supervised Persons, used to track companies and to monitor trades made by Colony Capital Supervised Persons to ensure compliance with this Manual and applicable law. This list will be compiled and regularly updated by the CCO, with input from the Colony Capital investment team and the Colony Capital legal team. Colony Capital Supervised Persons may access the Supervised Person Restricted List via the Colony Capital portal or Schwab CT but may not disclose any of the Securities on the Supervised Person Restricted List to a person who is not a Colony Capital Supervised Person.

The Supervised Person Restricted List contains the list of companies of which Colony Capital may be in a position to receive Material Non-Public Information (as described below) or (b) has plans to take a position in Client accounts or in which Colony Capital has recently taken a position in Client accounts. Companies will typically be removed from this list five business days after the Securities of such companies have been added to or removed from Client portfolios, or longer at the discretion of the CCO.

Securities or issuers may be placed on the Supervised Person Restricted List if Colony Capital may be in a position to receive Material Non-Public Information. This includes, but is not limited to, the following: companies on whose creditor committee a Colony Capital Supervised Person serves; companies with which Colony Capital has significant affiliations, such as through directorships; companies with which Colony Capital has contractually agreed not to trade (e.g., pursuant to a “lock- up” provision); companies with which Colony Capital has entered into a non-disclosure agreement; and any other company that the CCO in his sole discretion may determine to list. In addition, the CCO may place a company or its Securities on the Supervised Person Restricted List in order to avoid the appearance of misuse of Material Non-Public Information. Restrictions with regard to Securities on the Supervised Person Restricted List also extend to options, rights or warrants relating to those Securities and any Securities convertible into those Securities.

Prior to effecting a transaction in any Reportable Security, a Colony Capital Supervised Person will confirm that such Security is not on the Supervised Person Restricted List. A Colony Capital Supervised Person is forbidden from trading (for his or her account or for any account in which he or she has any Beneficial Ownership) in Securities on the Supervised Person Restricted List unless pre- clearance is granted by the CCO or designee.

Pre-clearance Procedures

Colony Capital Supervised Persons must submit requests to, and obtain pre-clearance approval from, the CCO or designee prior to investing in any IPOs, Limited Offerings, or investments in Securities or companies on the Supervised Person Restricted List. All requests should be submitted through Schwab CT. For investments in Securities or companies on the Supervised Person Restricted List, a Colony Capital Supervised Person has two (2) days from the date of approval to purchase or sell such security.

Investments in Initial Public Offerings
Colony Capital Supervised Persons that have the authority to buy and sell securities for any Client are precluded under FINRA rules from purchasing shares of IPOs. Colony Capital Supervised Persons that serve as officers or directors of public companies and certain covered non-public companies may be precluded under FINRA rules from purchasing IPOs in any account in which such persons have any Beneficial Ownership.

Investments in Limited Offerings

No Colony Capital Supervised Person shall acquire, directly or indirectly, any Beneficial Ownership in any Limited Offering without first obtaining prior approval of the CCO or designee. The Colony Capital Supervised Person shall provide to the CCO or designee the full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person’s activities on behalf of a Client). The CCO or designee shall either approve or disapprove such purchase and keep a record of such approval or disapproval and the reasons supporting such conclusion. The CCO or designee may request a copy of any offering materials (subscription agreement, etc.) associated with the Limited Offering.

With regard to a Colony Capital Supervised Person’s investment in a Limited Offering sponsored by Colony Capital or an affiliate of Colony Capital, such person shall not be required to obtain pre- approval for an “initial” investment or subscription to such affiliated Limited Offering. Rather, the acceptance of a subscription document shall serve as evidence of pre-approval of such person’s investment in the affiliated limited offering. All subsequent investments in such affiliated Limited Offering(s) that do not require the execution of additional Subscription Documents will require pre- approval. For the avoidance of doubt, capital contributions under an existing Limited Offering to satisfy obligations under such Limited Offering is not a subsequent investment for the purposes of this policy.

Investments in Securities or Companies on the Supervised Person Restricted List

No Colony Capital Supervised Person shall acquire any Beneficial Ownership in any Security or company on the Supervised Person Restricted List without first obtaining prior approval of the CCO or designee. The Colony Capital Supervised Person shall provide to the CCO or designee the full details of the proposed transaction including confirmation that the Colony Capital Supervised Person does not possess any Material Non-Public Information about such Security or company.. The CCO or designee shall keep a record of such approval and the reasons supporting such conclusion.

Reportable and Exempt Securities

Colony Capital requires Colony Capital Supervised Persons to provide for post-transaction review and provide periodic reports (see Reporting section below) regarding transactions and holdings in any Security (i.e., a Reportable Security), including:

•	any note, stock, or bond;

•	limited partnership and limited liability company interests, including interests in private investment funds (such as private equity funds and hedge funds);

•	all derivative instruments; and

•	shares in all exchange-traded funds.

Transactions and holdings which are exempt from reporting include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end mutual funds other than Reportable Funds;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are Reportable Funds.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are Reportable Securities and are subject to the reporting requirements contained herein.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered Securities. However, Securities purchased in an initial public offering, swaps, futures and options on any single Security or group or index of Securities and other derivatives relating to Securities shall be considered Securities.

Furthermore, any Colony Capital Supervised Person who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should notify the CCO or designee to determine whether such coins or tokens would be considered a Reportable Security and therefore be subject to the federal securities laws and the Company’s code of ethics reporting requirements. This includes trading or holding of such coins or tokens by immediate family members who reside in the same household as the Colony Capital Supervised Person. For the sake of clarity, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Reportable Securities under this code.

Beneficial Ownership

Beneficial Ownership of a Security means any interest in securities whereby a person directly or indirectly, through any contract, arrangement, understanding or otherwise has or shares a direct or indirect “pecuniary interest” in securities. The definition of “pecuniary interest” is complex but generally includes an interest held by a person that provides the person the opportunity to profit or share in any profit derived from a transaction in the securities.

Beneficial ownership includes, but is not limited to:

•	Securities held in a person’s own name.

•	Securities held with another in joint ownership arrangements (such as a joint account with a spouse).

•
Securities held by members of such person’s Immediate Family sharing the same household. Immediate Family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included.

•	Securities owned by a legal entity that is directly or indirectly controlled by, or under common control with, such person, such as a person’s interests as a general partner in Securities held by a general or limited partnership or interests as a manager/member in the Securities held by a limited liability company.

Generally, Securities held in any account that is managed on a fully-discretionary basis by an unaffiliated money manager, and over which such Supervised Person has no direct or indirect influence or control, are not required to be reported, if documentation of this arrangement has been provided to Compliance.

The following circumstances constitute Beneficial Ownership of Securities held by a trust:

•	Ownership of Securities as a trustee where either the Colony Capital Supervised Person or members of such person’s Immediate Family have a vested interest in the principal or income of the trust;

•	Ownership of a vested beneficial interest in a trust; and

•	A Colony Capital Supervised Person with the status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for such person to revoke the trust.

Permissible Trades Subject to Trading Plans

Directors, officers and employees of Colony Capital (collectively, “Eligible Insiders”) are permitted to trade in CLNS, CLNC, NRE, NTR and RIC Securities, regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan (a “Trading Plan”) that was entered into when the Eligible Insider was not in possession of Material Non-Public Information. This policy requires Trading Plans to be written and to specify the amount of, date on and price at which the CLNS, CLNC, NRE, NTR and RIC Securities are to be traded or establish a formula for determining such. An Eligible Insider who wishes to enter into a Trading Plan must submit the Trading Plan to the CCO and/or CLO for approval prior to the adoption of the Trading Plan. Trading Plans may not be adopted when the Eligible Insider is in possession of Material Non-Public Information about CLNS, CLNC, NRE, NTR and RIC Securities. An Eligible Insider may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this policy.

Trading Windows

In order to ensure compliance with U.S. laws prohibiting trading on inside information, Colony Capital Supervised Persons are prohibited from trading in CLNS, CLNC, NRE, NTR or RIC Securities except:
(i)    during the period beginning after the close of trading two business days following CLNS, CLNC, NRE, NTR or RIC Securities widespread public release of quarterly or year-end earnings and ending at the close of trading on the last day of the third calendar month of each quarter; (ii) pursuant to a Trading Plan; or (iii) as approved by the CLO or CCO.

Quarter	Blackout Period Begins	Blackout Period Ends
1Q	March 31	Two business days after Q1 earnings are publicly released (typically early May)
2Q	June 30	Two business days after Q2 earnings are publicly released (typically early August)
3Q	September 30	Two business days after Q3 earnings are publicly released (typically early November)
4Q	December 31	Two business days after annual earnings are publicly released (typically mid-February)
Note: Blackout periods subject to change based on a variety of factors; buying and selling CLNS, CLNC, NRE, NTR or RIC shares always requires pre-approval from Compliance.

Investment Personnel Blackout Period

Colony Capital Supervised Persons who, in connection with their regular duties, make, participate in, or obtain information regarding the purchase of Securities by a RIC Client or whose functions relate to the making of any recommendations with respect to the purchase or sales of Securities for any RIC Client may not purchase or sell, directly or indirectly, any Security in which they have (or by reason of any such transaction acquire) any beneficial ownership on the same day or for 15 days after the Security is being purchased or sold by a RIC Client.
Reporting

Transaction Reports

Colony Capital Supervised Persons are required to instruct their broker-dealers to send to the CCO or designee or to such Service Provider engaged by Colony Capital duplicate broker trade confirmations as trades are executed and account statements of such person which shall be received quarterly. If such person’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately via Schwab CT to the CCO or designee or to such Service Provider with all pertinent transaction details. The transaction reports shall contain at least the following information for each transaction in a Reportable Security:

(a)    the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the Reportable Security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date that the report is submitted.

Colony Capital Supervised Persons shall also report on a quarterly basis, the name of any account established by such person during the quarter in which any Securities were held during the quarter for the direct or indirect benefit of such person, the date the account was established, and the date the report was submitted. Reports regarding Reportable Security transactions and newly opened accounts must be submitted to the

CCO or designee within 30 days of the end of each calendar quarter. If electronic feeds or paper statements have been provided to the CCO or designee for all current accounts, only information for newly opened accounts is required. If a Colony Capital Supervised Person did not have any transactions or account openings to report, this should be indicated in Schwab CT within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

At or before the time a person becomes a Colony Capital Supervised Person, such person is required to report all of their personal Securities holdings not later than 10 days after the commencement of their becoming a Colony Capital Supervised Person (usually their date of employment or date or affiliation with Colony Capital) by completing forms on Schwab CT or forms given by the compliance department. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this policy.

All Colony Capital Supervised Persons are required to provide the CCO or designee with a complete list of Securities holdings on an annual basis, on or before February 14th of each year via Schwab CT or via paper format with permission from Compliance. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted.
Both the initial and annual holding report should contain, at a minimum:

(a)    the date account opened, title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which such person has any direct or indirect Beneficial Ownership;
(b)    the name of any broker, dealer or bank with which such person maintains an account in which any Securities are held for such person’s direct or indirect benefit; and

(c)	the date such person submits the report.

Exceptions from Reporting Requirements

A Colony Capital Supervised Person is not required to submit: (1) a transaction or initial and annual holdings report with respect to Securities held in accounts over which such person has no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully- discretionary basis by an unaffiliated money manager and over which such Colony Capital Supervised Person has no direct or indirect influence or control if supporting documentation is provided to the CCO) and (2) a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan. The CCO will determine on a case-by-case basis whether an account qualifies for either of these exceptions. In making this determination, the CCO may ask for a copy of the Automatic Investment Plan or a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Prohibition on Front-Running

Colony Capital strictly forbids Front-Running Client accounts, which is a practice generally understood to be personally trading ahead of Client accounts.

Monitoring and Testing

The CCO or designee will monitor Colony Capital Supervised Persons and periodically test for Colony Capital Supervised Persons’ compliance with Colony Capital’s policies and procedures, including personal securities trading. A different member of the Compliance Department will monitor the CCO’s personal Securities transactions for compliance with this policy.

The reason for the development of monitoring and testing of transactions is to ensure that Colony Capital has developed procedures to supervise the activities of its associated persons. The comparison of trades made by Colony Capital Supervised Persons to those of advisory Clients will identify potential conflicts of interest or the appearance of a potential conflict.

If Colony Capital discovers that a Colony Capital Supervised Person is personally trading contrary to these policies, then such person shall meet with the CCO to review the facts surrounding the transactions. This meeting will help Colony Capital to determine the appropriate course of action.

Reporting Violations and Remedial Actions

Colony Capital takes the potential for conflicts of interest caused by personal investing very seriously. As such, Colony Capital requires Colony Capital Supervised Persons to promptly report any violations of the Code of Ethics to the CCO or designee. Colony Capital’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Colony Capital Supervised Person that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of this policy is determined to have occurred, the CCO may impose sanctions and take such other actions as he deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation) of a Colony Capital Supervised Person, imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this policy or in the imposition of any sanction against himself or herself.

If the CCO determines that a material violation of the Code has occurred, the CCO will promptly report the violation, and any associated action(s), to the CLO and/or COO. Material violations of the Code will be reported to the RIC CCO on a quarterly basis (or more frequently at the CCO’s discretion). If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Colony Capital will report its findings to one or more of the RIC Clients’ board of directors or trustees pursuant to Rule 17j-1 of the 1940 Act.

Annual Reports to RIC Client Boards

No less frequently than annually, the RIC CCO must furnish a report to the board of directors/trustees of each RIC Client. The written report must (i) describe any issues arising under the Code since the last report to the board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and (ii) certify that Colony Capital has adopted procedures reasonably necessary to prevent Colony Capital Supervised Persons from violating the Code.

Disclosure of the Code of Ethics

Colony Capital will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Colony Capital’s Code of Ethics should be directed to the CCO or designee.